TAX SHARING AGREEMENT


THIS AGREEMENT is entered into by and between ReliaStar Life Insurance Company ("ReliaStar") ReliaStar Life Insurance Company of New York (the "Subsidiary"), and ReliaStar Financial Corp. ReliaStar Financial Corp. is the parent corporation of ReliaStar and joins in this agreement as a signatory and not as a participant in the tax sharing arrangement between ReliaStar and the Subsidiary.

                                   WITNESSETH:

WHEREAS, ReliaStar and the Subsidiaries are members of an affiliated group as that term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), which consists of ReliaStar, the Subsidiary, and certain other subsidiaries of ReliaStar, and which expects to file a consolidated federal income tax return for each taxable year during which the Subsidiaries are includible corporations qualified to so file; and

WHEREAS, it is desirable for the Subsidiaries and ReliaStar to enter into this Tax Sharing Agreement ("Agreement") to provide for the manner of computation of the amounts and timing of payments with regard thereto by ReliaStar to the Subsidiaries and by the Subsidiaries to ReliaStar, and various related matters;

NOW, THEREFORE, in consideration of the agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   AMOUNT OF PAYMENTS
     ------------------

     a. GENERAL - For each taxable year during which a Subsidiary is included in a consolidated federal income tax return with ReliaStar, the Subsidiary will pay to ReliaStar an amount equal to the regular federal income tax liability (including any interest, penalties and other additions to tax) that such Subsidiary would pay on its taxable income if it were filing a separate, unconsolidated return, provided that (i) Tax Assets (as defined herein) will be treated in accordance with subsection (b) of this section, (ii) intercompany transactions will be treated in accordance with income tax regulations governing intercompany transactions in consolidated returns and subject to any election which may be made by ReliaStar with regard thereto; (iii) the Subsidiary's payment will be increased to the extent that such Subsidiary generates Other Taxes, as determined in accordance with subsection (d) of this section; (iv) such computation will be made as though the highest rate of tax specified in subsection (b) of Section 11 of the Code were the only rate set forth in that subsection, and
          (v) such computation shall reflect the positions, elections and accounting methods used by ReliaStar in preparing the consolidated federal income tax return for ReliaStar and its Subsidiaries.

          It is the intention of the parties that the tax charge to the Subsidiary under this agreement shall not be more than it would have paid if it had filed on a separate return basis. The Subsidiary shall be "paid" for any foreign tax credits, investment credits, losses or any loss carry over ("collectively herein referred to as credits) generated by it, to the extent actually used in the consolidated return. Payment shall be equal to the "savings" generated by its credits. All payments shall be recorded on the Subsidiary's books as contributed surplus. Once the Subsidiary is "paid" for its credits, it cannot use such credits in the calculation of its tax liability under the separate return basis. Any of the Subsidiary's credits which are not used in the consolidated return and for which it has not been paid shall be retained by the Subsidiary for possible future use.

     b. TAX ASSETS - "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, dividends received deduction or any other deduction, credit or tax attribute, including carryovers and carrybacks of such attributes, which could reduce taxes. Except as provided in subsection
          (c) of this section, for each taxable year during which a Subsidiary is included in a consolidated federal income tax return with ReliaStar, ReliaStar will pay to the Subsidiary an amount equal to the tax benefit of the Subsidiary's Tax Assets to the extent such Tax Assets are utilized in the reduction of the consolidated federal income tax liability of the ReliaStar group. The extent to which Tax Assets are actually utilized will be determined in accordance with Income Tax Regulations Sections 1.1552-1(a)(2) and 1.1502-33(d)(3).

     c. SEPARATE RETURN YEARS - To the extent any portion of a Tax Asset of the affiliated group is carried back to a pre-consolidation separate return year of a Subsidiary (whether by operation of law or at the discretion of ReliaStar) the Subsidiary shall not be entitled to payment from ReliaStar with respect thereto. This shall be the case whether or not that Subsidiary actually receives payment for the benefit of such Tax Asset from the Internal Revenue Service ("IRS") or from the parent of a former affiliated group.

     d. OTHER TAXES - For any taxable year in which the affiliated group incurs taxes (other than the alternative minimum tax) such as ITC recapture, environmental tax, etc. ("Other Taxes"), such taxes, to the extent directly allocable to the Subsidiary, will be paid by the Subsidiary. To the extent such taxes are not directly allocable to the Subsidiary, such taxes will be paid by the Subsidiary in proportion that its share of such attributes giving rise to the tax liability bears to the affiliate group's total amount of such attributes.

     e. ALTERNATIVE MINIMUM TAX ("AMT") AND RELATED MINIMUM TAX CREDIT ("MTC")- For any taxable year in which the affiliated group incurs an AMT or utilizes a MTC, the Subsidiaries shall pay to, or receive from, ReliaStar such AMT or MTC amount respectively to the extent it produces the attributes giving rise to the AMT or MTC. The calculation of the AMT or MTC shall be subject to a methodology determined by ReliaStar in its sole discretion, provided, however, that any method adopted by ReliaStar shall not be changed without prior notification to the Subsidiary. Any payments required under this subsection are in addition to payments required under the previous subsections.

     f. Unless specifically approved in writing, all payments made pursuant to this Agreement by a Subsidiary shall be made by that Subsidiary, and not by any other company or business unit on behalf of such Subsidiary.

2.   INSTALLMENT PAYMENTS
     --------------------

     a. DETERMINATION AND TIMING - During and following a taxable year in which a Subsidiary is included in a consolidated federal income tax return with ReliaStar, it shall pay to ReliaStar, or receive from ReliaStar, as the case may be, installment payments of the amount determined pursuant to section 1 of this Agreement. All settlements under the Agreement shall be made within 30 days of the filing of the applicable estimated or actual consolidated federal corporate income tax return with the Internal Revenue Services, except where a refund is due ReliaStar, in which case, it may defer payment to the Subsidiary within 30 days of receipt of such refund. All settlements shall be in cash or securities eligible as investments for such domestic insurer, at market value.

     b. ESTIMATED TAXES AND OTHER AMOUNTS - ReliaStar shall pay required installments of federal estimated taxes pursuant to Code section 6655, and such other amounts with respect to taxes shown on the consolidated return for the taxable year pursuant to any other applicable provision of the Code ("tax payment"), to the IRS on behalf of itself and the Subsidiary.

     c. ADDITIONAL PAYMENTS BY SUBSIDIARY - Should the amount of any tax payment made by ReliaStar under this section exceed the sum of installment payments made for any corresponding installment date pursuant to section 2 of this Agreement, ReliaStar may determine the fair and reasonable share of that excess, and notify such Subsidiary thereof and such amount shall be paid over to ReliaStar within 15 business days of the date of notification by ReliaStar.

     d. PENALTY IN ADDITION TO TAX - If a penalty or an addition to tax for underpayment of estimated taxes is imposed on the affiliated group with respect to any required installment under section 6655 of the Code, ReliaStar shall, in its sole discretion, determine the amount of the Subsidiary's share of such penalty or addition to tax, which amount shall be paid over to ReliaStar within 30 business days of the date of notification by ReliaStar.

3. ADJUSTED RETURNS - If any adjustments are made to the income, gains, losses, deductions or credits of the affiliated group for a taxable year during which a Subsidiary is a member, whether by reason of the filing of an amended return, or a claim for refund with respect to such taxable year, or an audit with respect to such taxable year by the IRS, the amounts due under this Agreement for such taxable year shall be redetermined by taking into account such adjustments. If, as a result of such redetermination, any amounts due under this Agreement shall differ from the amounts previously paid, then, except as provided in section 6 hereof, payment of such difference shall be made by the Subsidiary to ReliaStar or by ReliaStar to the Subsidiary, as the case may be, (a) in the case of an adjustment resulting in a refund or credit, not later than thirty (30) days after the date on which such refund is received or credit is allowed with respect to such adjustment or (b) in the case of an adjustment resulting in the assertion of a deficiency, not later than thirty (30) days after the Subsidiary is notified of the deficiency. Any amounts due to or from a Subsidiary under this section shall be determined with respect to such refund or deficiency and any penalties, interest or other additions to tax which may be imposed.

4. PROCEDURAL MATTERS - ReliaStar shall prepare and file the consolidated federal income tax return and any other returns, documents or statements required to be filed with the IRS with respect to the determination of the federal income tax liability of the affiliated group. In its sole discretion, ReliaStar shall have the right with respect to any consolidated federal income tax returns which it has filed or will file, (a) to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions may be requested and (iii) the elections that will be made by the Subsidiary, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the IRS, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refunds to which the affiliated group may be entitled shall be paid by way of refund or credited against the tax liability of the affiliated group. The Subsidiary hereby irrevocably appoints ReliaStar as its agent and attorney-in-fact to take such action (including the execution of documents) as ReliaStar may deem appropriate to effect the foregoing.

5. THE SUBSIDIARY LEAVING THE RELIASTAR GROUP - Except as specifically treated to the contrary herein, the Subsidiary shall be treated as having withdrawn from this Agreement when it ceases to be a member of the affiliated group, or upon signing a letter of intent or a definitive agreement to sell the Subsidiary. Notwithstanding any provision to the contrary in section 2 hereof, amounts payable to or receivable from ReliaStar shall be recomputed with respect to the withdrawing Subsidiary, including an estimate of the remaining taxes actually payable or receivable upon the filing of the consolidated tax return for the year of withdrawal, as of the last day such Subsidiary is a member of the affiliated group. Any amounts so computed as due to or from ReliaStar to or from the Subsidiary shall be paid prior to its leaving the group, provided, however, that any deficiency or excess of taxes determined on the basis of the tax return filed for the year of withdrawal, and paid to or from ReliaStar related to the tax liability of the withdrawing Subsidiary for the portion of the year of withdrawal during which it had been a member of the affiliated group, shall be settled in accordance with the provisions of section 2 of this Agreement.

     The extent to which ReliaStar or such Subsidiary is entitled to any other payments as a result of adjustments, as provided in section 3 hereof, determined after such Subsidiary has left the affiliated group but affecting any taxable year during which this Agreement was in effect with respect to ReliaStar and the Subsidiary, shall be provided for pursuant to a separate written agreement between ReliaStar and the Subsidiary, or its new owner, or in the absence of such agreement, pursuant to the provision of section 3 hereof. Tax benefits arising from the Tax Assets of the Subsidiary carried back to tax years during which the Subsidiary was a member of the affiliated group shall not be refunded to the Subsidiary, unless specifically provided for pursuant to a separate written agreement between ReliaStar and the Subsidiary, or its new owner.

6. BOOKS AND RECORDS - The books, accounts and records of ReliaStar and the Subsidiary shall be maintained so as to provide clearly and accurately the information required for the operation of this Agreement. Notwithstanding termination of this Agreement, all materials including, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated federal income tax return shall be made available to ReliaStar and/or the Subsidiary during regular business hours. Records will be retained by ReliaStar and by the Subsidiary, in a manner satisfactory to ReliaStar, adequate to comply with any audit request by the IRS or appropriate State taxing authority, and, in any event to comply with any record retention agreement entered into by ReliaStar or the Subsidiary with such taxing authority.

7. EARNINGS AND PROFITS - The earnings and profits of ReliaStar and the Subsidiary shall be determined during the period in which they are members of the affiliated group filing a consolidated tax return by allocating the consolidated tax liability in accordance with Income Tax Regulations ss.ss.1.1552-1(a)(2) and 1.1502-33(d)(3).

8. ESCROW AGREEMENTS - To help assure the Subsidiary's enforceable right to recoup federal income taxes in the event of future net losses an escrow account consisting of assets eligible as an investment for the Subsidiary shall be established and maintained by ReliaStar in an amount equal to the excess, if any, of the amount paid by the Subsidiary to ReliaStar for federal income taxes over the actual payment made by ReliaStar to the Internal Revenue Service on behalf of the consolidated group. Escrow assets may be released to ReliaStar from the escrow account at such time as the permissible period for loss carrybacks has elapsed. The escrow agreement contemplated in this paragraph shall not establish prior to a taxable year in which federal taxes paid by the Subsidiary exceed the actual tax payment made by ReliaStar on behalf of the consolidated group.

9. TERMINATION - This Agreement shall be terminated if ReliaStar and the Subsidiary agree in writing to such termination or if the affiliated group fails to file a consolidated federal income tax return for any taxable year, or if the Subsidiary ceases to be a member in the affiliated group for any reason.

10. ADMINISTRATION - This Agreement shall be administered by the Vice President of Taxes of ReliaStar or, in his/her absence, by any other officer of ReliaStar so designated by the Controller of ReliaStar.

11. PERIOD COVERED - This Agreement shall be effective with respect to each party thereto upon signing by such party, and shall supersede all previous agreements between ReliaStar and any Subsidiary with respect to the matters contained herein and such previous agreement shall thereupon terminate. The

     Agreement shall apply to the taxable year 2001 and to all subsequent periods unless and until amended or terminated, as provided in section 9 hereof.

12. ASSIGNABILITY - This agreement shall not be assignable by either ReliaStar or the Subsidiary without the prior written consent of the other party.

13. ARBITRATION OF DISPUTES - Any dispute that arises under this Agreement will be settled by arbitration in accordance with the applicable rules and procedures of the American Arbitration Association then in effect. Any decision rendered in accordance with those rules and procedures will be enforceable in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Tax Sharing Agreement.




ReliaStar Life Insurance Company         By  /s/ John F. Todd
                                         ---------------------------------------
                                         Title:  Assistant Corporate Secretary
                                         Date:   August 2, 2002



ReliaStar Life Insurance Company of      By  /s/ William D. Bonneville
New York                                 ---------------------------------------
                                         Title:  Executive Vice President
                                         Date:   July 22, 2002



ReliaStar Financial Corp.                By  /s/ Paula Cludray-Engelke
                                         ---------------------------------------
                                         Title:  Corporate Secretary
                                         Date:   July 17, 2002